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                                                                      EXHIBIT 23

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-37207, 333-64135 and 333-54440 of CNA Surety Corporation and subsidiaries on Forms S-8, filed on October 3, 1997, September 24, 1998, and January 26, 2001, respectively, of our report dated March 12, 2004, which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting for goodwill and indefinite-lived intangible assets in 2002, appearing in the Annual Report on Form 10-K of CNA Surety Corporation and subsidiaries for the year ended December 31, 2003.


Deloitte & Touche LLP
Chicago, Illinois
March 15, 2004